CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-05627) pertaining to the Consulting Agreements of Capital Brands, Inc. of our report dated August 23, 1996, with respect to the financial statements of CompScript, Inc. included in the Transition Report (Form 10-KSB) for the three months ended December 31, 1995.



Ernst & Young, LLP
West Palm Beach, Florida
October 7, 1996